As filed with the Securities and Exchange Commission on May 9, 2008.
Registration No. 333-109488

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Matria Healthcare, Inc.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2091331 (I.R.S. Employer Identification No.)

1850 Parkway Place, 12th Floor Marietta, Georgia (Address of principal executive offices)	30067 (Zip Code)
Roberta L. McCaw, Esq.
Matria Healthcare, Inc.
1850 Parkway Place, 12th Floor
Marietta, Georgia 30067
(770) 767-4500
(Name, address and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: Not Applicable
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Deregistration of Unsold Securities
     Matria Healthcare, Inc. (the “Company”) previously registered up to $150,000,000 of securities of the Company comprised of an indeterminate number of shares of common stock, shares of preferred stock, depository shares, debt securities, warrants and units (the “Securities”) on a Registration Statement on Form S-3 (Registration No. 333-109488) (the “Registration Statement”) filed with the Securities and Exchange Commission on October 3, 2003, as amended on October 27, 2003.
     On January 27, 2008, the Company, Inverness Medical Innovations, Inc. (“Inverness”), Milano MH Acquisition Corp., a wholly-owned subsidiary of Inverness (“Merger Sub”), and Milano MH Acquisition LLC, a wholly-owned subsidiary of Inverness, entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that Merger Sub will merge with and into the Company with the Company continuing as the surviving entity as a wholly-owned subsidiary of Inverness (the “Merger”). A Certificate of Merger was filed with the Delaware Secretary of State and the Merger became effective on May 9, 2008 (the “Merger Date”).
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement as of the Merger Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Marietta, State of Georgia, on May 9, 2008.

MATRIA HEALTHCARE, INC. (Registrant)

By:	/s/ Parker H. Petit

Name:	Parker H. Petit
Title:	Chairman and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Parker H. Petit Parker H. Petit	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 9, 2008
/s/ Jeffrey L. Hinton Jeffrey L. Hinton	Senior Vice President and Chief Financial Officer (principal financial officer)	May 9, 2008
/s/ Joseph A. Blankenship Joseph A. Blankenship	Vice President and Controller (principal accounting officer)	May 9, 2008
/s/ Joseph G. Bleser Joseph G. Bleser	Director	May 9, 2008
/s/ J. Terry Dewberry J. Terry Dewberry	Director	May 9, 2008
/s/ Donald J. Lothrop Donald J. Lothrop	Director	May 9, 2008
/s/ Myldred H. Mangum Myldred H. Mangum	Director	May 9, 2008

Signatures	Title	Date
/s/ Guy W. Millner Guy W. Millner	Director	May 9, 2008
/s/ Kaaren J. Street Kaaren J. Street	Director	May 9, 2008
/s/ Thomas S. Stribling Thomas S. Stribling	Director	May 9, 2008
/s/ Wayne P. Yetter Wayne P. Yetter	Director	May 9, 2008